EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6906

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS THIRD QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND.

Broomall, Pennsylvania.  October 27, 2009 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results of operations for the quarter and nine months ended September 30, 2009.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.03 per share, payable on November 20, 2009 to the shareholders of record at the close of business on November 6, 2009.

The Company reported net income of $459,000 or $.07 per share for the quarter ended September 30, 2009 as compared to $257,000 or $.04 per share for the quarter ended September 30, 2008.  Net interest income increased $125,000 or 4.4% to $3.0 million and other income increased $250,000 for the quarter ended September 30, 2009 as compared to the same period in 2008.  Other expenses increased $41,000 or 1.5% to $2.7 million, the provision for loan losses increased $30,000 and the amount of income tax expense increased by $102,000 for the quarter ended September 30, 2009 as compared to the same period in 2008.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits as a result of a decrease in rates paid, which more than offset a decrease in interest income as a result of lower yields earned on interest earning assets.  The increase in other income was primarily due to the prior-period impairment charge of $253,000 on certain mutual funds.  The increase in other expenses primarily resulted from increases in salaries and employee benefits, professional fees and Federal Deposit Insurance Corporation (“FDIC”) deposit insurance premiums.

For the nine months ended September 30, 2009, net income amounted to $1.1 million or $.16 per share as compared to $383,000 or $.05 per share for the nine months ended September 30, 2008.  Net interest income increased $495,000 or 6.1% to $8.6 million and other income increased $979,000 for the nine months ended September 30, 2009.  Other expenses increased $468,000 or 6.1% to $8.2 million while the provision for loan losses decreased $30,000 and the amount of the income tax benefit decreased $335,000 for the nine months ended September 30, 2009 as compared to the same period in 2008.  The increase in net interest income was primarily due to a decrease in interest expense on customer deposits as a result of a decrease in rates paid, which more than offset a decrease in interest income as a result of lower yields earned on interest earning assets.  The increase in other income was primarily due to the prior-period impairment charges of $882,000 and a $157,000 loss on sale of securities, both of which were related to the Company’s investment in certain mutual funds.  The increase in other expenses primarily resulted from an increase in salaries and benefits, professional fees and FDIC deposit insurance premiums which included a $195,000 second quarter charge for the FDIC special assessment.

The Company’s total assets increased $27.5 million or 6.5% to $451.6 million at September 30, 2009 as compared to $424.1 million at December 31, 2008.  Cash and cash equivalents increased $33.0 million or 116.5% to $61.3 million, while investment and mortgage-backed securities decreased $10.8 million or 11.5% to $83.2 million.  Net loans receivable increased $2.1 million or 0.8% to $280.6 million at September 30, 2009.  Customer deposits increased $32.8 million or 9.9% to $364.5 million at September 30, 2009 from $331.7 million at December 31, 2008.  Total stockholders’ equity amounted to $48.4 million or 10.7% of total assets at September 30, 2009.

Nonperforming assets increased $3.7 million to $10.7 million or 2.4% of total assets at September 30, 2009 as compared to $7.0 million or 1.6% of total assets at December 31, 2008.  This increase was primarily due to the placement of a previously disclosed $3.9 million residential real estate construction loan on non-accrual in the first quarter of 2009.  The nonperforming assets at September 30, 2009 included $2.3 million in single-family residential real estate loans, $3.9 million in a real estate construction loan, $1.2 million in commercial real estate loans, $322,000 in commercial business loans, $99,000 in consumer loans and $2.9 million in other real estate owned.  The allowance for loan losses was $3.23 million or 41.3% of nonperforming loans at September 30, 2009 as compared to $3.17 million or 45.3% of nonperforming loans at December 31, 2008.

Dennis D. Cirucci, President and Chief Executive Officer of the Company, stated that, “Alliance Bancorp continues to report positive earnings and pay a quarterly dividend in a difficult banking environment. In addition, Alliance Bancorp has repurchased 176,000 shares of our common stock or 60.3% of our previously announced 292,000 share repurchase program.”  He added that “We will continue to execute the repurchase program.”

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
# # # # #

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest income	$5,265	$5,630	$15,869	$17,063
Interest expense	2,290	2,780	7,273	8,962
Net interest income	2,975	2,850	8,596	8,101
Provision for loan losses	75	45	225	255
Other income (loss) (1)	309	59	898	(81)
Other expenses	2,695	2,654	8,189	7,721
Income before income taxes	514	210	1,080	44
Income tax expense (benefit) (2)	55	(47)	(4)	(339)
Net income	$ 459	$ 257	$ 1,084	$ 383

Basic earnings per share	$0.07	$0.04	$0.16	$0.05
__________________________________
(1)	2008 Other income (loss) includes pre-tax impairment charges on securities of $253,000 and $882,000 for the three and nine months ended September 30, 2008.

(2)	2008 Income tax expense (benefit) includes an $86,000 and $300,000 benefit related to the impairment charge for the three and nine months ended September 30, 2008.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

	September 30,	December 31,
	2009	2008
Total assets	$451,567	$424,110
Cash and cash equivalents	61,294	28,308
Investment and mortgage-backed securities	83,222	93,991
Loans receivable - net	280,570	278,437
Deposits	364,521	331,701
Borrowings	32,002	37,198
Total stockholders' equity	48,449	48,899